FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF A&A EXPRESS

Cudahy, WI - November 12, 2012 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), announced today that it has acquired all of the outstanding stock of A&A Express (“A&A”), a provider of truckload services based in Brandon, South Dakota, for a total enterprise value of approximately $24.0 million, plus an earn-out capped at $2.5 million. A&A transports primarily refrigerated product throughout the United States utilizing a combination of independent contractors and employee drivers. The acquisition was financed with borrowings under Roadrunner's credit facility.

Mark DiBlasi, President and CEO of Roadrunner, said, “The acquisition of A&A expands our refrigerated capacity in key lanes and broadens our customer base. In addition, A&A's Midwest presence enables us to more effectively cross-sell our truckload services because of their superior service and solid, long-term customer relationships. A&A's principal former owners will remain in place and are excited about the growth opportunities we collectively envision.”

“A&A's operating network and high quality fleet are an excellent complement to our existing Truckload Services platform and will provide immediate growth opportunities in our refrigerated offering,” said Brian van Helden, President of Roadrunner's Truckload & Logistics business segment.

In 2011, A&A generated revenues of approximately $39.3 million. A&A is expected to be accretive to Roadrunner's earnings in 2013.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding the impact of the A&A acquisition on expanding capacity and broadening Roadrunner's customer base, the impact of the A&A acquisition on Roadrunner's cross-selling opportunities and its operating network, the growth of A&A's business and Roadrunner's expectation that A&A will be accretive to Roadrunner's earnings in 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster,
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com

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